EXHIBIT 4.1

JOVIAN ENERGY, INC.

10,000,000 Shares $.0001 Par Value Authorized

Incorporated under the laws of the State of Delaware

THIS CERTIFIES THAT ________________ IS THE OWNER OF

**SPECIMEN**

CUSIP ________________

Fully paid and non-assessable shares of the par value of $.0001 per share of the common stock  of Jovian Energy, Inc. transferable on the books of the corporation by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed.  This certificate is not valid unless countersigned by the transfer agent.

Witness the seal of the corporation and the signatures of its duly authorized officers.

Dated:_____________

[CORPORATE SEAL]

________________________

________________________

Secretary

President